EXHIBIT 99.1


For Release at 8:30 AM EDT on Monday, July 13, 2009

           Gasco Energy Provides Second Quarter 2009 Operations Update

DENVER - (PR Newswire) - July 13, 2009 - Gasco Energy, Inc. (NYSE Amex: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta Basin.

Quarterly Production
Estimated cumulative net production for the quarter ended June 30, 2009 was 1,197 million cubic feet equivalent (MMcfe), a decrease of 8.3% over second quarter 2009 production of 1,306 MMcfe. The year-over-year decline is normal production decline expected from existing wells.

----------------------------------------------------------------------------------------------------------
                                  Gasco Energy
                              Net Production Detail
------------------------------------------- --------------------------------------------------------------
                                                  Three-months                           Six-months
                                                     Ended                                 Ended
------------------------------- ------------------------- ------------ ----------------------- -----------
                                June 30,      June 30,     % Change    June 30,    June 30,
                                  2009*         2008                     2009*        2008      % Change
------------------------------- ----------- ------------- ------------------------------------------------
Natural Gas / MMcf                1,120        1,233        (9.2%)       2,349       2,271        3.4%
------------------------------- ----------- ------------- ------------ ----------- ----------- -----------
Oil / MBbls                        12.8         12.1         5.8%         23.0        19.8       16.2%
------------------------------- ----------- ------------- ------------ ----------- ----------- -----------
Natural Gas Equivalents / MMcfe   1,197        1,306        (8.3%)       2,486       2,390        4.0%
------------------------------- ----------- ------------- ------------ ----------- ----------- -----------

*Includes preliminary production estimates for the second quarter of 2009

Drilling and Completion Activity
During the quarter, Gasco did not spud any new wells, conducted no initial completion operations and did not re-enter any behind-pipe pay zones. The Company did perform limited workover operations on certain Green River Formation oil wells to enhance oil production during the improved oil prices received during the quarter.

At June 30, 2009, Gasco operated 130 gross wells. The Company currently has an inventory of 32 operated wells with up-hole recompletions and has four Upper Mancos wells awaiting initial completion activities. Due to low gas prices in the Rockies, for 2009 the Company is delaying completion and recompletion operations until natural gas prices improve.

Gate Canyon State #23-16
The Gate Canyon State #23-16 well, which has been producing for more than four months, came on at an initial production rate of 5.7 million cubic feet of natural gas per day (MMcf/d) flowing up 5 1/2" casing while cleaning up frac fluid. The well averaged 3.2 MMcf/d and 2.6 MMcf/d for the first 30 and 60 days, respectively. After four months, the well is still averaging 1.2 MMcf/d.

Second Quarter 2009 Financial and Operating Results
Gasco expects to announce its second quarter results after the close of trading on August 4, 2009. The Company will schedule a conference call to discuss second quarter operational and financial results on August 5, 2009, the details of which will be announced at a later date.

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About Gasco Energy
Denver-based Gasco Energy, Inc. is natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco's principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.

Forward-looking Statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; our ability to manage interest rate and commodity price exposure; changes in the Company's borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under "Risk Factors" in each of Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 4, 2009.

Any of these factors could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Our forward-looking statements speak only as of the date made. The Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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